Exhibit 10.8

AVICENA GROUP, INC.

228 Hamilton Avenue, 3rd Floor

Palo Alto, CA 94301

Tel: 415-397-2880

Fax: 415-397-2898

March 7, 2005

Entrepreneurial Resources Group

8 Faneuil Hall Marketplace

Boston, MA 02109

Attn: Mr. Wayne Peters

Dear Wayne:

The purpose of this letter is to confirm the terms by which Avicena Group, Inc. (the “Company”) shall engage the services of Entrepreneurial Resources Group (“ERG”).

1. Services: ERG will, through its employee Wayne Peters, provide financial consulting and accounting services to the Company. Specifically, ERG agrees to make Mr. Peters available to provide services as the Company’s Chief Financial Officer (“CFO” or “Contractor”).

2. Compensation: In exchange for its services hereunder, the Company agrees to compensate ERG at the rate of $10,000 per month, payable in $5,000 semi-monthly payments on the 14th and 28th of each month. ERG shall invoice the Company semi-monthly for such services and the Company agrees to remit payment by check or wire transfer to ERG on the 14th and 28th of each month. Travel will be paid by the Company only if pre-authorized by Belinda Tsao Nivaggioli, CEO of the Company. All travel expenses will be submitted on a travel expense invoice that will be provided semi-monthly and include reimbursement for: mileage-(reimbursed @ $0.405 per mile, the IRS rate); airfare, taxis, hotels, meals, tolls, telephone, and any other related travel expenses. Travel Expense will be billed independently from the Contractor Fee noted above and payment is due and payable in full within 5 business days from the date the Travel Expense Invoice has been provided to the Company.

3. Status: It is the intention of the parties that ERG is to be an independent contractor and neither ERG, nor any of its contractors, including, but not limited to, Mr. Peters, shall be considered an employee of the Company, and nothing in this Agreement shall be construed to create an employment relationship between the parties. As an independent contractor, neither ERG nor Mr. Peters shall participate in any employee benefit plan or program of the Company. ERG shall have exclusive control over its other contractors hereunder and shall independently manage and control its activities subject only to the terms of this letter agreement. All fees paid to ERG shall constitute 1099 fees, including those paid to Mr. Peters and neither the Company, nor its officers, directors, and employees shall have any obligation or liability whatsoever to ERG for workers’ compensation, federal and state payroll taxes, unemployment compensation, minimum wages, Social Security assessments or similar charges, taxes or liabilities applicable to an employment relationship. ERG recognizes and acknowledges that it is free from control or direction over the performance of its services under this agreement and ERG represents to the Company that it (i) has established a place of business separate, independent and outside of any place of business of the Company, and (ii) is engaged in an independently established trade, occupation, or business. The Company will send a Form1099 to ERG whose tax ID # is 04-3509882.

4. Consultation Services: The Company hereby engages ERG, to furnish a Contractor to the Company to provide the following services in accordance with the terms and conditions set forth in this agreement. The Contractor shall confer, consult and advise with managers, executives, officers and directors of the Company, upon their request, and do such things as are necessarily incident thereto, with respect to any aspects of the financial operation of the Company’s business, including finance, accounting, operations and revenues. Such services shall consist solely of conferences, consultation, research, reports, advice, and of such studies and projects as the Company or the Contractor may deem necessarily incident thereto. Contractor shall have no executive or administrative authority for the Company except such authority as Belinda Tsao Nivaggioli, CEO of the Company, may from time to time delegate to the Contractor. If the Company requests (and it is approved by the Company’s Board of Directors) that the Contractor serve as an officer of the Company, then the Contractor must receive written evidence that they are covered as an officer by the director and officer insurance maintained by the Company. The Contractor agrees that any confidential information received by the Contractor during their review and in accordance with this contract, which concerns the personal, financial or other affairs of the Company will be treated by the Contractor in full confidence and will not be revealed to any other persons, firms or organization.

5. Indemnification:

(a) The Company shall indemnify and hold harmless ERG and its affiliates and controlling persons (individually referred to as an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities, costs and expenses as the same are incurred (including without limitations, any legal or other expenses incurred in connection with investigating, preparing to defend or defending against any action, claim, suit or proceeding commenced or threatened, or in appearing or preparing for appearance as a witness), as the same are incurred, to which jointly or severally, any Indemnified Person may become subject, directly or indirectly related to, arising out of or in connection with the Services or any other transactions contemplated hereby, the performance of any services pursuant to or in connection with this agreement or any Indemnified Person’s role in connection with any of the foregoing. Notwithstanding the foregoing, the Company shall not be liable in respect of any claim, damage, loss, liability, cost or expense in respect of any Indemnified Person to the extent the same is determined, in a final judgment, in each case by a court of competent jurisdiction, to have resulted primarily from the willful misconduct or gross negligence of such Indemnified Person in performing services hereunder.

(b) If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold an Indemnified Person harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person in such proportion as is appropriate to reflect not only the relative benefits received (or anticipated to be received) by the Company, on the one hand, and the Indemnified Person, on the other hand, as well as other relevant equitable considerations; provided, however, that the aggregate contribution of all Indemnified Persons for all claims, losses, damages or expenses shall not exceed the aggregate fees actually received by ERG. The indemnity, contribution and expense reimbursement obligations of the Company hereunder are not in lieu of but in addition to any rights which any Indemnified Person, or any obligations that the Company or any other person may otherwise have. The Company will promptly reimburse the Indemnified Persons for all expenses as they are incurred in connection with any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder or enforcing this paragraph.

6. Term of Agreement: This Agreement will begin on March 16, 2005 and end with 30 days prior written notice by the Company to ERG at the address noted above. Likewise, ERG may terminate this contract with 30 days prior written notice to the Company, or immediately if the Company has not remained current in its obligations under this agreement, or if the Company engages in or asks the Contractor to engage in illegal or unethical conduct.

7. Relationship: The terms of this letter agreement do not modify the at-will status of ERG’s relationship with the Company. It is expressly understood, therefore, that the Company and ERG are free to terminate ERG’s services at any time. No employee of the Company, other than Belinda Tsao Nivaggioli and Nasser Menhall, has the authority to alter, orally or in writing, the terms of the at-will status of this relationship.

8. No Other Understandings: This letter sets forth the entire agreement and understanding and supersedes any and all other agreements, either oral or in writing (including, but not limited to, any agreement and/or understanding pertaining to equity ownership in the Company), between the Company, any of its shareholders, members, and/or principals and ERG with respect to its compensation as a consultant. No change to this letter will be valid unless in writing and signed by the Company and ERG.

9. Governing Law: Any disputes between the Company and ERG (whether or not it includes the Contractor as a party) shall be resolved by binding arbitration in Massachusetts under the rules of the American Arbitration Association and governed by Massachusetts law.

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Please confirm your acceptance of the terms of this letter agreement by signing on the space provided below and returning this letter to the Company.

/s/ Belinda Tsao Nivaggioli
Belinda Tsao Nivaggioli

Accepted this 16th day of March, 2005.

Entrepreneurial Resources Group

By:	/s/ D. Wayne Peters
D. Wayne Peters
Its:	Executive Vice President